EXHIBIT 14.1

DATALINK CORPORATION

CODE OF CONDUCT & ETHICS POLICY

Datalink prides itself on being the nation’s leading information storage architect.  Datalink works with its customers to analyze, design, implement and support information storage infrastructures that store, protect and provide continuous access to information.  Datalink’s Code of Conduct and Ethics Policy provides our employees with the core values and beliefs needed to fulfill the expectations of our stakeholders and protect the assets and reputation of Datalink in the marketplace each and every day.

Datalink Company Purpose

To help people succeed through knowledge and freedom of choice.

Core Values

At Datalink We…

Act with Integrity, Trustworthiness, and Honesty

Approach Each Day with Humility and Unselfishness

Seize Opportunity by Taking Risks and Building upon Failures

Continuously Improve to be the Best

Treat Others with Respect and Fairness

Believe the Personal and Professional Journey should be Enjoyed…There is Room for Both!

Code of Conduct

•      Be Honest – present the facts fairly and accurately.

•      Be Fair – give everyone due regard and respect.

•      Be Concerned – care about how Datalink’s actions affect others and try to make those effects as beneficial as possible.

•      Be Proactive – take the initiative to address issues before they become problems.

•      Be Responsible – particularly as a citizen of the communities in which we operate.

•      Use Good Judgment – avoid actions and circumstances that may appear to compromise good business judgment or create a conflict between personal and company interest.

•      Obey the law.

Datalink is dedicated to following our Core Values, Code of Conduct and observing the highest standards of legal and ethical conduct in all of our business dealings.  On a yearly basis, we ask our employees to complete a certification, which affirms their compliance with company policy and procedure.  On a daily basis, we ask our employees to live by Datalink’s Core Values.  If an employee has concerns regarding an ethical issue or question of wrongdoing, he or she should report these concerns to the employee’s manager, Vice President of Human Resources, or anonymously to 888-883-1499.  All inquiries and reports will be treated with courtesy and discretion, and no employee will suffer any reprisal, retaliation or career disadvantage for reporting questionable behavior.

If you have any questions or concerns regarding Datalink’s Code of Conduct and Ethics Policy, please feel free to contact our Vice President of Human Resources.

DATALINK CORPORATION

2004 EMPLOYEE CERTIFICATION OF ETHICAL POLICY COMPLIANCE

All Datalink employees are subject to the guidelines set forth in the Datalink Employee Handbook.  Please refer to the handbook if you have a question or concern or contact the Human Resource Department directly.  Any employee who is in violation of Company policy will be subject to discipline up to and including termination.

Please answer the following questions by circling your response:

Were you or any immediate family members employed by, or did you otherwise have a financial interest in, any company which transacts business with Datalink Corporation?	Yes	No

If you answered “Yes” to the question above, were you in a position to influence Datalink’s vendor selection of goods or services provided by the company in which you or an immediate family member was employed, held office or had a financial interest?

	Yes	No

Did you receive from or give to business associates any gifts valued at more than $500 that were not promotional or commemorative without informing your supervisor and receiving prior approval?	Yes	No

While employed by Datalink during the past year, were you employed in a paid full-time or part-time position by an employer other than Datalink, including self-employment and board service at a for-profit or not-for-profit institution?

	Yes	No

If you answered “Yes” to the question above, did you obtain pre-approval by your immediate manager or Human Resources?	Yes	No

Did you use Datalink’s computer facilities or resources for non-Datalink commercial business or personal financial gain, or access e-mail or the Internet to send or receive messages which could be considered inappropriate, discriminatory, threatening or offensive and unsuitable for public access?

	Yes	No

Have you divulged Datalink confidential or proprietary information to anyone except persons within the company who need to know?	Yes	No

Did you witness or otherwise become aware of instances of breaches in security or related incidents? (Such incidents include, but are not limited to workplace violence, “serious” employee threats, bomb threats, sabotage, theft or pilferage, vandalism, fraud, computer/information fraud, injury or death, and robbery or mugging on company property.)

	Yes	No

If you answered “Yes” to the question above, did you immediately report such instances to a member of the Executive Staff, Datalink Board of Directors or Human Resources?	Yes	No

Have you supplied any information, externally or internally, that was incomplete, false or misleading?  (This includes, but is not limited to, company commitments, pricing, revenue recognition documentation, statements of work, and customer purchase orders)

	Yes	No

Have you violated any of Datalink’s policies regarding safety, environment, alcohol, illegal drugs, sexual harassment or hiring practices?	Yes	No

While involved in community activities, have you implied that you were speaking on behalf of Datalink, when it was not part of your job responsibilities to do so?	Yes	No

Have you, without authorization, either duplicated or approved the duplication of any licensed software?	Yes	No

When involved in activities that supported any candidates’ political campaigns, have you conducted such activities during regular work hours using company property or soliciting other employees?	Yes	No

Have you engaged in the buying or selling of Datalink stock during company imposed blackout periods?	Yes	No

IF YOU MARKED “YES” TO ANY OF THE QUESTIONS ABOVE PLEASE PROVIDE AN EXPLANATION BELOW:

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